UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Global Clean Energy Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2790 Skypark Drive, Suite 105

Torrance, California 90505

October 23, 2023

SUPPLEMENT TO PROXY STATEMENT DATED OCTOBER 2, 2023

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 17, 2023

Dear Stockholder:

This Supplement to Proxy Statement (this “Supplement”), dated October 23, 2023, is being provided to the stockholders of Global Clean Energy Holdings, Inc. (“GCEH” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held on November 17, 2023, at 8:00 a.m. Pacific time (the “Annual Meeting”), or at any postponement or adjournment thereof. This Supplement supplements the Company’s definitive Proxy Statement dated October 2, 2023 (the “2023 Proxy Statement”).

This Supplement is being provided to provide an update to the Company’s stockholders regarding actions taken by the compensation committee of the Company’s Board (“Compensation Committee”), as further described in the Company’s Current Report on Form 8-K filed with the SEC on October 18, 2023. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the 2023 Proxy Statement. This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. This Supplement should be read in conjunction with the 2023 Proxy Statement.

Supplemental Disclosure

Amended Option Agreements

On October 12, 2023, the Compensation Committee approved amendments to certain legacy performance-based stock options that had been granted to Richard Palmer, the Company’s Chief Executive Officer, and Noah Verleun, the Company’s President, pursuant to their respective employment agreements. The performance-based options were fully vested and Mr. Palmer and Mr. Verleun had previously satisfied the performance metrics attached to such options.

Pursuant to the amendments, options granted to Mr. Palmer to purchase up to 11 million shares of the Company’s common stock were amended to increase the exercise price from $0.154 per share to $0.97 per share (being the closing price of the Company’s stock on October 13, 2023), following which the exercise date for these options were extended for a period of five years until October 14, 2028. In addition, options granted to Mr. Verleun to purchase an aggregate of up to 6 million shares of the Company’s common stock were each amended to increase the exercise price to $0.97 per share (from exercise prices ranging from $0.165 per share to $0.20 per share), and then to extend the exercise date for a period of five years, until January 14, 2029, and June 20, 2029, respectively. All other terms of Mr. Palmer’s and Mr. Verleun’s options remain unchanged. The effectiveness of each of these amendments to Mr. Palmer’s and Mr. Verleun’s options are subject to certain conditions precedent, including receipt of stockholder approval at the Company’s 2024 annual meeting of stockholders.

Amendment to Employment Agreement

On October 13, 2023, the Compensation Committee extended the term of Mr. Palmer’s employment agreement for a period of six months, from October 15, 2023, to April 15, 2024. All other terms and conditions of Mr. Palmer’s employment agreement remain unchanged.

Except as specifically supplemented by the information contained in this Supplement, all information set forth in the 2023 Proxy Statement remains unchanged and should be considered in voting your shares. From and after the date of this Supplement, all references to the “proxy statement” are to the 2023 Proxy Statement as supplemented hereby.

VOTING MATTERS

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the 2023 Proxy Statement. Your vote is very important, and the Board of Directors of the Company encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked.